UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

SHINECO, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SHINECO, INC.

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING STOCK OF SHINECO, INC.

This notice and accompanying Information Statement are furnished by Shineco, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”) to the holders of record of common stock, par value $0.001 per share (“Common Stock”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”). This notice is being furnished to the Company’s stockholders of record on July 15, 2025 to advise them that stockholders owning a majority of the outstanding voting capital stock of the Company entitled to vote thereon approved the following corporate action by written consent in lieu of a meeting on July 3, 2025:

Authorized the Board to amend the Company’s certificate of incorporation, as amended, to effect a reverse stock split of all outstanding shares of Common Stock, by a ratio in the range of 1-for-25 to 1-for-60, to be determined in the Board’s sole discretion, solely in connection with meeting The Nasdaq Capital Market’s minimum bid price requirements (described in the accompanying Information Statement).

Attached hereto for your review is an Information Statement relating to the Reverse Stock Split. Please read the Information Statement carefully as it describes the essential terms of the actions to be taken. Pursuant to Rule 14c-2 under the Exchange Act, the actions described herein will not be implemented until a date at least 20 calendar days after the date on which the Information Statement has been first mailed to the stockholders.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

This Information Statement is being mailed to you on or about July 15, 2025.

By Order of the Board of Directors,

/s/ Jennifer Zhan
Jennifer Zhan
Chief Executive Officer

2

SHINECO, INC.

Room 1707, Block D, Modern City SOHO, No. 88, Jianguo Road, Chaoyang District,

Beijing, People’s Republic of China 100022

INFORMATION STATEMENT

July 15, 2025

INTRODUCTION

Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, the notice and this information statement (this “Information Statement”) is being furnished to the holders of record of outstanding common stock, par value $0.001 per shares (the “Common Stock”) on July 15, 2025 of Shineco, Inc., a Delaware corporation (hereinafter referred to as “we,” “us,” “our,” or the “Company”).

The purpose of the Information Statement is to inform you that on July 3, 2025, holders of a majority of the Company’s voting capital stock executed a written consent in lieu of a special meeting to approve the following action: Authorized the board of directors (the “Board”) to amend the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split of all outstanding shares of Common Stock, by a ratio in the range of 1-for-25 to 1-for-60 (“Reverse Stock Split”), to be determined in the Board’s sole discretion, solely in connection with meeting The Nasdaq Capital Market’s (“Nasdaq”) minimum bid price requirements (described in this Information Statement).

Under the General Corporation Law of the State of Delaware (the “DGCL”), stockholder action may be taken by written consent without a meeting of stockholders. The written consent of the holders of a majority of the voting power of our outstanding Common Stock is sufficient under the DGCL and our Certificate of Incorporation and bylaws to approve the actions described above.  The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote to approve the Reverse Stock Split is July 3, 2025 (the “Record Date”). The record date for determining those stockholders of the Company entitled to receive this Information Statement is the close of business on July 15, 2025 (the “Mailing Date”). As of the Record Date, the Company had 45,030,730 total shares of voting stock outstanding, with record owners of 25,463,667 shares of our Common Stock representing, in the aggregate, 56.55% of our outstanding voting capital stock (together, the “Consenting Stockholders”), consenting to the Reverse Stock Split.

Accordingly, the Reverse Stock Split has been approved by stockholders representing the requisite number of shares of our outstanding voting capital stock. As such, no vote or further action of the stockholders of the Company is required to approve the Reverse Stock Split. Pursuant to Rule 14c-2 promulgated under the Exchange Act, the Reverse Stock Split will not be effective, and the amendment will not be filed with the Secretary of State of the State of Delaware, until at least 20 calendar days after the mailing of the definitive Information Statement to our stockholders and in any case until the Board has selected the exact split ratio within no later than twelve months from the date of the stockholders’ approval, solely in connection with satisfying the continued listing requirements of Nasdaq. Notwithstanding the approval of the Reverse Stock Split by the Consenting Shareholders, the Board may decide to not effectuate the Reverse Stock Split if it deems it to be in the best interest of the Company.

We will provide definitive information in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days upon the effectiveness of the Reverse Stock Split.

THE CONSENTING STOCKHOLDERS

General

The Board and the Consenting Stockholders each approved the Reverse Stock Split on July 3, 2025. The Consenting Stockholders are:

Name of Consenting Stockholder	Number of Shares Owned	Percent of Beneficial Owner
Shanchun Huang	5,041,667	11.20%
Wei Zhang	4,000,000	8.88%
Xia Sheng	4,000,000	8.88%
Huan Yao	3,077,000	6.83%
Ruiying Xia	2,501,000	5.55%
Shitong Wang	2,389,000	5.31%
Yali Zhang	2,357,000	5.23%
Yi Yang	2,098,000	4.66%
Total	25,463,667	56.55%

3

Reasons for the Reverse Stock Split

On June 16, 2025, the Company received a staff determination letter from the Listing Qualifications Department of Nasdaq notifying the Company that it is not in compliance with the minimum bid price requirement as set forth under Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq (the “Bid Price Requirement”). Furthermore, pursuant to Listing Rule 5810(c)(3)(A)(iv), the Company was not eligible for any compliance period, since the Company has effected a reverse stock split over the prior one-year period. Pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, the Company submitted a request for hearing before the Nasdaq’s Hearings Panel (the “Hearing”) to appeal Nasdaq’s determination. The Hearing request automatically stayed the suspension of trading of the Company’s Common Stock until such time that the Hearing is held and Nasdaq has made its determination. Nasdaq has set July 24, 2025 to be the Hearing date. Nasdaq’s determination is expected to depend, in part, on the Company’s prospective business plans, initiatives, and strategy to demonstrate its ability to maintain compliance with all applicable requirements for continued listing on Nasdaq, including its ability to regain compliance with the Bid Price Requirement. Accordingly, the Board and the Consenting Shareholders found it in the best interest of the Company and its shareholders to effectuate a reverse stock split. A decrease in the number of outstanding shares of our Common Stock resulting from the Reverse Stock Split should, absent other factors, increase the per share market price of the Company’s Common Stock, although there is no assurance that the trading price for the Common Stock would remain over the continued listing requirements of Nasdaq in order to regain compliance with the Bid Price Requirement or sustain a continued listing of our Common Stock on the Nasdaq. If the Reverse Stock Split is implemented, Nasdaq listing rules require that the closing bid price of the Company remain at $1.00 per share or greater for 10 consecutive business days before declaring that the Company has regained compliance with the Bid Price Requirement, unless the staff exercises its discretion to extend this 10 day period.

Board Discretion to Implement the Reverse Stock Split

The Consenting Shareholders’ approval of a range of Reverse Stock Split ratios (rather than a single exchange ratio) is in the best interests of the Company’s stockholders because it provides the Board with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. The Board would carry out the Reverse Stock Split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company’s stockholders at that time, and only (without further stockholder approval) on or before July 2, 2026. The Board would then set the ratio for the Reverse Stock Split within the range approved by the Company’s stockholders and in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, the Board may consider numerous factors including:

● the general feedback of the Nasdaq panel, although not definitive, coming out of the Nasdaq Hearing;

● the projected impact of the Reverse Stock Split ratio on trading liquidity in the Common Stock and the Company’s ability to continue the listing of the Common Stock on the Nasdaq;

● the historical and projected performance of the Common Stock;

4

● general economic and other related conditions prevailing in the Company’s industry and in the marketplace;

● the Company’s capitalization (including the number of shares of Common Stock issued and outstanding);

● the then-prevailing trading price for the Common Stock and the volume level thereof; and

● potential devaluation of our market capitalization as a result of a Reverse Stock Split.

The Board intends to select a reverse stock split ratio that it believes would be most likely to achieve the anticipated benefits of the reverse stock split described above. As indicated above, the Board may elect not to implement the Reverse Stock Split if it does not believe that the Company will be permitted to maintain its listing on Nasdaq or for any other reason deemed in the best interest of the Company’s stockholders.

Certain Risks Associated with the Reverse Stock Split

The Company faces the following risks associated with effecting the Reverse Stock Split:

● Although the Company expects that the Reverse Stock Split will result in an increase in the market price of our Common Stock, the Company cannot assure you that the Reverse Stock Split, if effected, will increase the market price of the Common Stock in proportion to the reduction in the number of shares of the Common Stock outstanding or result in a permanent increase in the market price. The effect the Reverse Stock Split may have upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to the Company’s is varied. The market price of the Common Stock is dependent on many factors, including the Company’s business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports the Company files with the Securities and Exchange Commission. Accordingly, the total market capitalization of the Common Stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of the Common Stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

● Even if the Reverse Stock Split is approved, the Reverse Stock Split is effected and the Common Stock continues to be listed on the Nasdaq, there can be no assurance that the Company will maintain the ongoing continued listing requirements for an extended period of time.

● The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

● While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

● Although the Board believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for the Company’s stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

● If the Reverse Stock Split is implemented prior to Nasdaq’s determination, there can be no assurance that Nasdaq will make a positive determination to continue our listing following our appeal Hearing, which may contribute to negative publicity and adverse effect on the price of our Common Stock.

Principal Effects of the Reverse Stock Split

If our Board effects the Reverse Stock Split, we will amend our Certificate of Incorporation by filing a Certificate of Amendment to Certificate of Incorporation in substantially the form attached hereto as Annex A (the “Certificate of Amendment”) with the Delaware Secretary of State, which will result in the number of shares of the Common Stock held by each stockholder being reduced to a number of shares determined by dividing the number of shares held immediately before the Reverse Stock Split by the split denominator, and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share. The Reverse Stock Split only impacts outstanding shares and not authorized shares unless the Certificate of Amendment by its terms also increases the authorized shares.

5

Corporate Matters. The Reverse Stock Split would have the following effects on the number of shares of Common Stock outstanding as of the Record Date:

●	in a 1-for-25 reverse stock split, every 25 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 45,030,730 shares to 1,801,229 shares;

●	in a 1-for-60 reverse stock split, every 60 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 45,030,730 shares to 750,513 shares.

The Reverse Stock Split will be effected simultaneously for all of our outstanding Common Stock and the exchange ratio of the Reverse Stock Split and split denominator will be the same for all of our outstanding Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options holding fractional shares will have their shares rounded up to the nearest whole number. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Registered “Book-Entry” Holders of Common Stock. Our registered holders of Common Stock hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with statements reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive evidence of their shares of post-Reverse Stock Split Common Stock.

Holders of Certificated Shares of Common Stock. Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by the transfer agent after the effective time of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent. Unless a stockholder specifically requests a new paper certificate or holds restricted shares, upon the stockholder’s surrender of all of the stockholder’s Old Certificates to the transfer agent, together with a properly completed and executed letter of transmittal, the transfer agent will register the appropriate number of shares of post-Reverse Stock Split Common Stock electronically in book-entry form and provide the stockholder with a statement reflecting the number of shares registered in the stockholder’s account. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for appropriate number of shares of post-Reverse Stock Split Common Stock. If an Old Certificate has a restrictive legend on its reverse side, a new certificate will be issued with the same restrictive legend on its reverse side.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Effect on Market Price of our Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of the outstanding Common Stock and to possibly increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of the equity in the Company as a result of this Reverse Stock Split. While the Reverse Stock Split itself does not result in dilution (except with respect to the round up of fractional shares as discussed below), it makes available a substantial number of shares for future transactions by the Company, the consummation of which could result in substantial dilution.

6

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

Options and Warrants. Holders of options and warrants to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the Reverse Stock Split, will receive a number of shares of Common Stock rounded down to the nearest whole number for compliance with Section 409A and 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

Authorized Shares. The Company is currently authorized to issue 5,000,000 shares of Preferred Stock and 150,000,000 shares of Common Stock. Upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Preferred Stock and Common Stock will remain at 5,000,000 and 150,000,000, respectively, although the number of shares of Common Stock issued and outstanding will decrease. The issuance in the future of additional shares of our Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our Preferred Stock and Common Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in future financings or otherwise. If we issue additional shares, the ownership interest of holders of our Preferred Stock and Common Stock would be diluted.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares. If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

No Appraisal Rights. Under the DGCL, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our certificate of incorporation.

United States Federal Income Tax Consequences of the Reverse Stock Split. The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Code. It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares held by the stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Stock Split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

7

Potential Anti-Takeover Effect. Since the Reverse Stock Split, if effectuated, will result in increased available shares, the Reverse Stock Split may be construed as having an anti-takeover effect. Although neither the Board nor the Company’s management views this proposal as an anti-takeover measure, the Company could use the increased available shares to frustrate persons seeking to affect a takeover or otherwise gain control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board in opposing a hostile takeover bid or issue shares to a holder that would, thereafter, have sufficient voting power to assure that any proposal to amend or repeal the Company’s bylaws or certain provisions of the Company’s certificate of incorporation would not receive the requisite vote. The Company’s certificate of incorporation already includes authorized preferred stock, which can also be seen as an anti-takeover measure, and the Board can designate the rights, preferences, privileges and restrictions of series of preferred stock without further stockholder action. The Company’s certificate of incorporation and bylaws also include other provisions that may have an anti-takeover effect.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON

None of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

●	Any director or officer of our Company,

●	Any proposed nominee for election as a director of our Company, and

●	Any associate or affiliate of any of the foregoing persons.

The stockholdings of our directors and officers are listed below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 11, 2025 with respect to the beneficial ownership of shares of our common stock by (i) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (ii) each director and executive officer, and (iii) all executive officers and directors as a group. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of July 11, 2025. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%(9)
Named Executive Officers and Directors(1):
Xiqiao Liu	0	-
Sai (Sam) Wang	8,682	*
Jennifer Zhan	0	-
Jun Fu	0	-
Mingyong Hu	0	-
Mike Zhao	0	-
Hu Li	0	-
Chi Keung Yan	0	-
Xiaohui Wang	0	-
All executive officers and directors as a group (9 persons)	8,682	*

> 5% Shareholders:
Shanchun Huang (2)	5,041,667	11.2%
Wei Zhang (3)	4,000,000	8.88%
Xia Sheng (4)	4,000,000	8.88%
Huan Yao (5)	3,077,000	6.83%
Ruiying Xia (6)	2,501,000	5.55%
Shitong Wang (7)	2,389,000	5.31%
Yali Zhang (8)	2,357,000	5.23%
Total (>5% shareholders)	23,365,667	51.88%

* Less than 1%

(1)	Unless otherwise noted, the address for each of the named executive officers and directors is: c/o Shineco, Inc., Room 1707, Building D, Modern City SOHO, Chaoyang District, Beijing, People’s Republic of China 100022
(2)	The address for Shanchun Huang is: House 81, Seasons Villas, Kam Tin, NT, Hong Kong, F4, 999077
(3)	The address for Wei Zhang is Room 44, Unit 3, No. 65 Xintan Road, Changyi District, Jilin City, Jilin Province, China.
(4)	The address for Xia Sheng is Room 1102, No. 7, Lane 5, Xuhong North Road, Shanghai.
(5)	The address for Huan Yao is Room 1906, No. 36, Gangyan Community, Beixiaguan Subdistrict, Haidian District, Beijing.
(6)	The address for Ruiying Xia is No. 2 Hailian East Road, Haizhou District, Lianyungang City, Jiangsu Province.
(7)	The address for Shitong Wang is No. 177 Jinzhong Heng Road, Baiyun District, Guangzhou City, Guangdong Province.
(8)	The address for Yali Zhang is A46 Zhuan Ta Hutong, Xisi South Street, Xicheng District, Beijing.
(9)	The number and percentage of outstanding shares of common stock is based upon 45,030,730 shares outstanding as of July 11, 2025.

9

PROPOSALS BY SECURITY HOLDERS

The Board knows of no other matters or proposals other than the actions described in this Information Statement which have been approved or considered by the holders of a majority of the shares of the Company’s voting capital stock.

DISSENTERS’ RIGHTS

There are no rights of appraisal or similar rights of dissenters with respect to any matter described in this Information Statement.

EXPENSES

The costs of preparing, printing and mailing this Information Statement will be borne by the Company.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTERS DESCRIBED HEREIN.

STOCKHOLDERS’ RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions described in this Information Statement is authorized by the DGCL and our bylaws which provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting if a written consent thereto is signed by the stockholders holding at least a majority of the voting power. In order to eliminate the costs and management time involved in holding a special meeting and in order to affect the action disclosed herein as quickly as possible in order to accomplish the purposes of our Company, we chose to obtain the written consent of a majority of our voting power to approve the action described in this Information Statement.

10

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements, proxy statements, and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Such reports, proxy statements, and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Information Statement should contact Xiqiao Liu, our Executive Director, at Room 1707, Building D, Modern City SOHO, Chaoyang District, Beijing, People’s Republic of China or by telephone on (+86) 10-68130220.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to Shineco, Inc. Attn: Xiqiao Liu, our Executive Director, at Room 1707, Building D, Modern City SOHO, Chaoyang District, Beijing, People’s Republic of China or by telephone on (+86) 10-6813 0220.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

NO ADDITIONAL ACTION IS REQUIRED BY OUR STOCKHOLDERS IN CONNECTION WITH THESE ACTIONS. HOWEVER, SECTION 14C OF THE EXCHANGE ACT REQUIRES THE MAILING TO OUR STOCKHOLDERS OF THE INFORMATION SET FORTH IN THIS INFORMATION STATEMENT AT LEAST 20 DAYS PRIOR TO THE EARLIEST DATE ON WHICH THE CORPORATE ACTION MAY BE TAKEN.

July 15, 2025	By Order of the Board of Directors,

/s/ Jennifer Zhan
Jennifer Zhan
Chief Executive Officer

11

ANNEX A

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

OF SHINECO, INC.

SHINECO, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: That the name of the Corporation is Shineco, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 20, 1997 (the “Certificate of Incorporation”).

TWO: That, the Board of Directors of the Corporation, adopted via unanimous written consent in lieu of a meeting in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware, resolutions approving and declaring advisable that the Certificate of Incorporation be amended, as follows:

RESOLVED, that Paragraph (c) of Article Fourth of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“Section 4.1(c) Reverse Stock Split. Effective [DATE] (the “Effective Time”), a 1-for-[●] reverse stock split of the shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), shall become effective, pursuant to which each [●] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, automatically and without any action on the part of the Corporation or the respective holders thereof upon the Effective Time, and shall thereupon represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share.”

THREE: That stockholders holding majority of the Common Stock of the Corporation duly adopted, via a written consent in lieu of a meeting dated July 3, 2025 in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware, a reverse stock split in a range between 25:1 and 60:1 and authorized the Board of Directors to approve the exact ratio of the reverse stock split.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this [●] day of [●], and the foregoing facts stated herein are true and correct.

SHINECO, INC.

By:
Name:
Title:

A-1